                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response......11

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                                TALX Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         TALX Corporation Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   874918105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

CUSIP NO. 874918105                      13G                   Page 2 of 5 Pages
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        William W. Canfield ###-##-####
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        U.S. Citizen
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       970,032
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      10,890
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     970,032
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   10,890
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        980,922
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        7.0%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 874918105                 SCHEDULE 13G                    Page 3 of 5



Item 1.

(a)      Name of issuer:

         TALX Corporation
--------------------------------------------------------------------------------

(b)      Address of issuer's principal executive offices:

         1850 Borman Court, St. Louis, MO 63146
--------------------------------------------------------------------------------

Item 2.

(a)      Name of person filing:

         William W. Canfield
--------------------------------------------------------------------------------

(b)      Address of principal business office or, if none, residence:

         1850 Borman Court, St. Louis, MO 63146
--------------------------------------------------------------------------------

(c)      Citizenship:

         U.S. Citizen
--------------------------------------------------------------------------------

(d)      Title of class of securities:

         TALX Corporation Common Stock
--------------------------------------------------------------------------------

(e)      CUSIP No.:

         874918105
--------------------------------------------------------------------------------

CUSIP No. 874918105                 SCHEDULE 13G                    Page 4 of 5


Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)  / / Broker or dealer registered under section 15 of the Act (15 U.S.C.
         78o).

(b)  / / Bank as defined in section 3(a)(6) of the of the Act (15 U.S.C. 78c).

(c) / / Insurance company as defined in section 3(a)(19) of the of the Act (15 U.S.C. 78c).

(d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)  / / An investment adviser in accordance with Section
         240.13d-1(b)(1)(ii)(E);

(f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

(g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).

(h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount beneficially owned:

         980,922
--------------------------------------------------------------------------------

(b)      Percent of class:

         7.0%
--------------------------------------------------------------------------------

(c)      Number of shares as to which such person has:

         (i) Sole power to vote or to direct the vote                  970,032
                                                       -------------------------

         (ii) Shared power to vote or to direct the vote      10,890
                                                          ----------------------

         (iii) Sole power to dispose or to direct the disposition of   970,032
                                                                      ----------

         (iv) Shared power to dispose or to direct the disposition of    10,890
                                                                       ---------

CUSIP No. 874918105                 SCHEDULE 13G                    Page 5 of 5



Item 5.  Ownership of Five Percent or Less of a Class. Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.


--------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. Not Applicable.


--------------------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group. Not
         Applicable.


--------------------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.  Not Applicable.


--------------------------------------------------------------------------------

Item 10.  Certifications.  Not Applicable.


Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2005


                                        /s/ William W. Canfield
                                        ----------------------------------------
                                        Signature

                                        President & Chief Executive Officer
                                        ----------------------------------------
                                        Name/Title

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.